                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Rule 14a-11(c) or
                 Rule 14a-12

         THE CHILDREN'S PLACE RETAIL STORES, INC.
-----------------------------------------------------------------------
           (Name of Registrant as Specified in Its Charter)

-----------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than the
                              Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee previously paid with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                     [LOGO]

                    THE CHILDREN'S PLACE RETAIL STORES, INC.
                               915 SECAUCUS ROAD
                           SECAUCUS, NEW JERSEY 07094

                                                                    June 4, 2001

Dear Stockholder:

On behalf of the Board of Directors of The Children's Place Retail Stores, Inc., it is my pleasure to invite you to attend the Company's 2001 Annual Meeting of Stockholders. The meeting will be held at the Company's headquarters located at 915 Secaucus Road, Secaucus, New Jersey 07094 on Tuesday, July 10, 2001, at ten o'clock in the morning, local time.

The business to be transacted at the meeting is set forth in the Notice of Meeting and is more fully described in the accompanying proxy statement.

It is important that your shares be represented at the meeting, regardless of how many you hold. Whether or not you can be present in person, please fill in, sign, date and return your proxy in the enclosed postage paid envelope as soon as possible. If you do attend the meeting and wish to vote in person, your proxy may be revoked at your request.

We appreciate your support and look forward to seeing you at the meeting.

                                                Sincerely yours,

                                             [LOGO]

                                                Ezra Dabah
                                                Chairman of the Board and
                                                Chief Executive Officer

                                     [LOGO]

                    THE CHILDREN'S PLACE RETAIL STORES, INC.

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 10, 2001
                            ------------------------

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of The Children's Place Retail Stores, Inc. (the "Company") will be held at 915 Secaucus Road, Secaucus, New Jersey 07094 on Tuesday, July 10, 2001, at 10:00 a.m. for the following purposes:

    1. To elect two Class I Directors to serve for a three year term and until any such director's successor is duly elected and qualified;

    2. To ratify the selection of Arthur Andersen LLP as independent public accountants of the Company for the fiscal year ending February 2, 2002; and

    3. To transact such other business as may properly come before the meeting, or any adjournment thereof.

Stockholders of record at the close of business on June 1, 2001, shall be entitled to notice of, and to vote at, the meeting.

                                   By order of the Board of Directors,

                                   [LOGO]

                                   Steven Balasiano
                                   Secretary

Dated: Secaucus, New Jersey
     June 4, 2001

IMPORTANT: PLEASE FILL IN, SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING.

                    THE CHILDREN'S PLACE RETAIL STORES, INC.
                               915 SECAUCUS ROAD
                           SECAUCUS, NEW JERSEY 07094

                            ------------------------
                                PROXY STATEMENT
                             ---------------------

                         ANNUAL MEETING OF STOCKHOLDERS

                       TO BE HELD TUESDAY, JULY 10, 2001

                             ---------------------

The accompanying proxy is solicited by the Board of Directors of The Children's Place Retail Stores, Inc., a Delaware corporation (the "Company" or "The Children's Place"), for use at the Annual Meeting of Stockholders to be held on July 10, 2001, at 10:00 a.m., at 915 Secaucus Road, Secaucus, New Jersey 07094 or any adjournment thereof, at which stockholders of record at the close of business on June 1, 2001, shall be entitled to vote. The Annual Meeting is being held for the purposes set forth in the accompanying Notice of Annual Meeting to Stockholders. The cost of solicitation of proxies will be borne by the Company. The Company may use the services of its directors, officers, employees and others to solicit proxies, personally or by telephone; arrangements also may be made with brokerage houses and other custodians, nominees, fiduciaries and stockholders of record to forward solicitation material to the beneficial owners of stock held of record by such persons. The Company may reimburse such solicitors for reasonable out-of-pocket expenses incurred by them in soliciting, but no compensation will be paid for their services. Any proxy granted as a result of this solicitation may be revoked at any time before its exercise.

The Annual Report to Stockholders for the fiscal year ended February 3, 2001, accompanies this Proxy Statement. The date of this Proxy Statement is the approximate date on which this Proxy Statement and form of proxy were first sent or given to stockholders. The Company will furnish without charge (other than a reasonable charge for any exhibit requested) to any stockholder of the Company who so requests in writing, a copy of the Company's Annual Report on Form 10-K, including the financial statements and the schedules thereto, for the fiscal year ended February 3, 2001, as filed with the Securities and Exchange Commission. Any such request should be directed to The Children's Place Retail Stores, Inc., 915 Secaucus Road, Secaucus, New Jersey 07094, Attention:
Secretary.

If the accompanying proxy card is properly signed and returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the persons designated as proxy holders in the proxy card will vote FOR the election of the nominees proposed by the Board of Directors, FOR the ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending February 2, 2002, and as recommended by the Board of Directors with regard to all other matters or, if no such recommendation is given, in their own discretion. Each stockholder may revoke a previously granted proxy at any time before it is exercised by filing with the Secretary of the Company a revoking instrument or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if the person executing the proxy attends the Annual Meeting in person and so requests. Attendance at the Annual Meeting will not, in itself, constitute revocation of a previously granted proxy.

Pursuant to the By-laws, the Board of Directors has fixed the time and date for the determination of stockholders entitled to vote at the meeting, notwithstanding any transfer of any stock on the books of the Company thereafter. The presence at the Annual

Meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on June 1, 2001, will constitute a quorum. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. If a quorum is present, (i) a plurality of the votes cast at the Meeting is required for election as a director, and (ii) the affirmative vote of the majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote is required for all other matters. On June 1, 2001, the Company had outstanding and entitled to vote with respect to all matters to be acted upon at the meeting 26,245,561 shares of common stock. Each holder of common stock is entitled to one vote for each share of stock held by such holder. Abstentions are counted in the calculation of the votes cast with respect to any of the matters submitted to a vote of stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. If the proxy is signed and returned without specifying choices, the shares will be voted in favor of the election of the nominees proposed by the Board of Directors and in favor of the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending February 2, 2002.

It is expected that the following business will be considered at the meeting and action taken thereon:

ITEM 1: ELECTION OF DIRECTORS

The Company's Articles of Incorporation and By-laws provide for a classified Board of Directors comprised of Classes I, II and III, whose members serve staggered terms. The Class I, Class II and Class III Directors are scheduled to be elected at the Annual Meetings of Stockholders to be held in 2001, 2002 and 2003, respectively, to serve for a three year term and until their successors are duly elected and qualified. The nominees for Class I Directors are set forth below.

Unless authorization is withheld, the persons named as proxies will vote FOR the nominees for directors listed below unless otherwise specified by the stockholder. If a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. If additional persons are nominated for election as director, the proxy holders intend to vote all proxies received by them for the nominees listed below and against any other nominees. As of the date of this Proxy Statement, the Board of Directors is not aware that the nominees are unable or will decline to serve as directors. The nominees listed below are already serving as directors of the Company.

The election to the Board of Directors of the nominees identified in this Proxy Statement will require a plurality of the votes cast, in person or by proxy, at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE TWO
(2) NOMINEES FOR DIRECTOR.

DIRECTORS

The following table sets forth certain information with respect to the directors of the Company:

                                                                                                                          CLASS OF
NAME                                                AGE                               POSITION                            DIRECTOR
----                                              --------                            --------                            --------
                                                             Chairman of the Board of Directors and Chief Executive
Ezra Dabah......................................     47      Officer                                                       II
Stanley Silverstein.............................     76      Director                                                       I
John F. Megrue..................................     43      Director                                                      II
David J. Oddi...................................     31      Director                                                       I
Sally Frame Kasaks..............................     56      Director                                                      III

NOMINEES FOR ELECTION IN CLASS I

STANLEY SILVERSTEIN has been a Director of the Company since July 1996.
Mr. Silverstein also serves as Chairman of the Board of Directors of Nina Footwear, a company he founded with his brother in 1952. Mr. Silverstein is the father of Nina Miner, Vice President, Design and Trend Development, and Ezra Dabah's father-in-law.

DAVID J. ODDI has been a Director of the Company since April 1997. Mr. Oddi joined Saunders, Karp & Megrue, L.P. ("SKM") as an Associate in 1994 and is currently a partner of Saunders Karp Megrue Partners, L.L.C., which serves as the general partner of SKM Partners, L.P., which serves as the general partner of The SK Equity Fund, L.P. and SK Investment Fund, L.P. (collectively the "SK Funds") and SKM. Prior to joining SKM, Mr. Oddi was a financial analyst in the Leveraged Finance Group at Salomon Brothers Inc. Mr. Oddi also serves on the Boards of Directors of Charlotte Russe Holding Inc.; Pennsylvania
Fashions, Inc.; S.B. Restaurant Co., Inc.; SWH Corporation, Inc.; Giftware Holdings, Inc.; and Souper Salad, Inc.

CONTINUING DIRECTORS

EZRA DABAH has been Chairman of the Board of Directors since 1989 and Chief Executive Officer of the Company since 1991. Mr. Dabah has more than 25 years of apparel merchandising and buying experience. From 1972 to 1993, Mr. Dabah was a director and an executive officer of The Gitano Group, Inc. and its affiliates (collectively, "Gitano"), a company of which Mr. Dabah and certain members of his family were principal stockholders and which became a public company in 1988. From 1973 until 1983, Mr. Dabah was in charge of product design, merchandising and procurement for Gitano. In 1983, Mr. Dabah founded and became President of a children's apparel importing and manufacturing division for Gitano which later became an incorporated subsidiary, Eva Joia Incorporated ("E.J. Gitano"). Mr. Dabah is Stanley Silverstein's son-in-law and Nina Miner's brother-in-law.

JOHN F. MEGRUE has been a Director of the Company since July 1996. Since 1992, Mr. Megrue has been a partner of SKM Partners, L.L.C. (or its predecessor), which serves as the general partner of SKM Partners, L.P., which serves as general partner of the SK Funds and SKM. From 1989 to 1992, Mr. Megrue was a Vice President and Principal at Patricof & Co. and prior thereto he served as a Vice President at C.M. Diker Associates. Mr. Megrue also serves as Vice Chairman of the Board and Director of Dollar Tree Stores, Inc. and Chairman of the Board and Director of Hibbett Sporting Goods, Inc.

SALLY FRAME KASAKS has been a Director of the Company since May 2000. Since 1997, Ms. Kasaks has served as a business consultant to a number of retailers through ISTA Incorporated. Previously, she held the following executive positions at major specialty retailers: Chairman and Chief Executive Officer of Ann Taylor
Stores, Inc., from February 1992 to August 1996; President and Chief Executive Officer of Abercrombie and Fitch, a division of The Limited, Inc., from February 1989 to February 1992; and Chairman and Chief Executive Officer of The Talbots, Inc., a division of General Mills Co., from November 1985 to
September 1988. Ms. Kasaks also sits on the Boards of Directors of the following retailers: Pacific Sunwear of California, Inc.; The White House, Inc.; Tuesday Morning, Inc.; and Cortefeil, S.A.

INFORMATION REGARDING THE BOARD OF DIRECTORS

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has three standing committees: the Compensation Committee, the Stock Option Committee and the Audit Committee. Messrs. Dabah and Megrue and Ms. Kasaks serve on the Compensation Committee (except that
Mr. Dabah does not participate in the approval of his own compensation). The Compensation Committee reviews and sets the compensation of the Company's management and administers the Company's Employee Stock Purchase Plan and Management Incentive Plan. Messrs. Silverstein and Megrue serve on the Stock Option Committee. The Stock Option Committee administers the Company's stock option plans. Messrs. Megrue and Oddi and Ms. Kasaks serve on the Audit Committee. The Audit Committee is responsible for recommending independent auditors, reviewing the audit plan, the adequacy of internal procedures and controls, the audit report and the management letter, and performing such other duties as the Board of Directors may from time to time prescribe.

AUDIT COMMITTEE REPORT ON THE FISCAL YEAR ENDED FEBRUARY 3, 2001

The Audit Committee is governed by a written charter adopted and approved by the Board of Directors, a copy of which is attached as Exhibit "A" to this Proxy Statement. The Board has determined that each of the members of the Audit Committee qualifies as an "independent" director under the applicable listing standards of the Nasdaq Stock Market.

Management is responsible for the Company's internal controls and the financial reporting process. The Company's independent auditors, Arthur Andersen LLP, are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The independent auditors and the Company's internal auditors have full access to the Audit Committee and meet with the Audit Committee, with, and on a routine basis, without, management being present, to discuss appropriate matters.

Based on the Audit Committee's review of the audited consolidated financial statements, its discussion with management regarding the audited consolidated financial statements, its receipt of written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, its discussions with the independent auditors regarding such auditors' independence, the matters required to be discussed by the Statement on Auditing Standards 61, as amended, and other matters, the Audit Committee recommended to the Board of Directors that the Company's audited consolidated financial statements for the fiscal year ended February 3, 2001 be included in the Company's Annual Report on Form 10-K for such fiscal year.

                                           Submitted by the Audit Committee
                                           John Megrue               Sally Frame
                                           Kasaks                  David J. Oddi

June 1, 2001

MEETINGS OF THE BOARD OF DIRECTORS

During the fiscal year ended February 3, 2001, there were three meetings of the Board of Directors, three meetings of the Compensation Committee, and four meetings of the Audit Committee. The Stock Option Committee did not have any meetings apart from the meetings of the Board of Directors which all members of the Stock Option Committee attended. Stock option grants during fiscal 2000 were approved by the Board of Directors. Each incumbent Director of the Company attended in excess of 75% of the aggregate of the total number of meetings of the Board of Directors and committees thereof on which such Director served.

COMPENSATION OF DIRECTORS

The Company pays each director who is not an officer of the Company or an affiliate of the SK Funds compensation of $15,000 per annum and a fee of $1,000 for each meeting of the Board of Directors attended, plus reimbursement of expenses for each such meeting. All directors may be granted awards from time to time pursuant to the Company's stock option plans.

Information concerning executive officers of the Company who are not also directors is set forth in the Company's Annual Report on Form 10-K for the fiscal year ended February 3, 2001. Officers serve at the discretion of the Board of Directors and under the terms of any employment agreement which may exist.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information at April 1, 2001, with respect to ownership of Common Stock by (i) each beneficial owner of five percent or more of the Company's Common Stock known to the Company, (ii) each director of the Company, (iii) each of the Company's five most highly compensated executive officers in fiscal 2000 who were serving as executive officers as of February 3, 2001 and (iv) all directors and executive officers as a group. For the purpose of computing the percentage of the shares of Common Stock owned by each person or group listed in this table, any shares not outstanding which are subject to options or warrants exercisable within 60 days after April 1, 2001 have been deemed to be outstanding and owned by such person or group, but have not been deemed to be outstanding for the purpose of computing the percentage of the shares of Common Stock owned by any other person. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

                                                                 SHARES
                                                              BENEFICIALLY   PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                             OWNED       OF CLASS
------------------------------------                          ------------   --------
The SK Equity Fund, L.P.(1)(2)..............................    6,704,053      25.6%
SK Investment Fund, L.P.(1)(2)..............................    6,704,053      25.6%
John F. Megrue(1)(2)(3).....................................    6,721,053      25.7%
Allan W. Karp(1)(2)(4)......................................    6,707,653      25.6%
Thomas A. Saunders III(1)(2)................................    6,704,053      25.6%
David J. Oddi(1)(5).........................................        5,500         *
Ezra Dabah(6)(7)............................................    7,432,358      28.3%
Stanley Silverstein(6)(8)...................................    5,053,880      19.3%
Sally Frame Kasaks(6)(9)....................................            0         0%
Diane M. Timbanard(6)(10)...................................       62,160         *
Mario Ciampi(6)(11).........................................      100,640         *
Nina Miner(6)(12)...........................................      232,300         *
Mark Rose(6)(13)............................................      104,600         *
All Directors and Executive Officers as a Group (14
  persons)(14)..............................................   15,839,409      59.6%

------------------------

*   Less than 1%

(1) The address of this person is Two Greenwich Plaza, Suite 100, Greenwich CT 06830.

(2) Includes (i) 6,608,268 shares owned by The SK Equity Fund, L.P. and
    (ii) 95,785 shares owned by SK Investment Fund, L.P. SKM Partners, L.P. is the general partner of each of the SK Funds. Messrs. Karp, Megrue and Saunders are partners of Saunders Karp & Megrue, L.L.C., which is the general partner of SKM Partners, L.P., and therefore may be deemed to have beneficial ownership of the shares shown as being owned by the SK Funds. Messrs. Karp, Megrue and Saunders disclaim beneficial ownership of such shares, except to the extent that any of them has a limited partnership interest in SK Investment Fund, L.P.

(3) Includes 17,000 shares purchased by Mr. Megrue.

(4) Includes 2,000 shares purchased by Mr. Karp and 1,600 shares bought for the benefit of Mr. Karp's children and as to which Mr. Karp disclaims beneficial ownership.

(5) Includes 5,500 shares purchased by Mr. Oddi and does not include shares owned by The SK Equity Fund, L.P. or SK Investment Fund, L.P. Mr. Oddi is a partner of Saunders Karp & Megrue, L.L.C., which is the general partner of SKM Partners L.P., which serves as the general partner of the SKM Funds and SKM and has a limited partnership interest in SK Investment Fund, L.P.

(6) The address of this person is c/o The Children's Place Retail Stores, Inc., 915 Secaucus Road, Secaucus, New Jersey 07094.

(7) Includes (i) 4,359,880 shares held by trusts or custodial accounts for the benefit of Mr. Dabah's children and certain other family members, of which Mr. Dabah or his wife is a trustee or custodian and as to which Mr. Dabah or his wife, as the case may be, has voting control, and as to which shares
    Mr. Dabah disclaims beneficial ownership, (ii) 2,841,850 shares held by Mr. Dabah, (iii) 37,600 shares held by Mr. Dabah's wife, (iv) 112,500 shares held in trust for Mrs. Dabah, (v) 800 shares held by Mr. Dabah's daughter, and (vi) 79,728 shares subject to options exercisable within 60 days after April 1, 2001. Does not include (i) 551,000 shares beneficially owned by Stanley Silverstein, Mr. Dabah's father-in-law, (ii) 7,000 shares held in Mr. Silverstein's profit sharing account, (iii) 210,000 shares beneficially owned by Raine Silverstein, Mr. Dabah's mother-in-law, (iv) 19,932 shares subject to options not yet vested held by Mr. Dabah, (v) 79,520 shares owned by Ms. Miner, Mr. Dabah's sister-in-law, (vi) 112,500 shares held in trust for Ms. Miner, (vii) 4,000 shares held by Ms. Miner's husband, and
    (viii) 36,280 shares issuable to Ms. Miner upon exercise of outstanding stock options exercisable within 60 days of April 1, 2001.

(8) Includes (i) 4,285,880 shares held by trusts for the benefit of Mr. Silverstein's children and grandchildren, of which Mr. Silverstein's wife is a trustee, and as to which Mrs. Silverstein has voting control, and as to which shares Mr. Silverstein disclaims beneficial ownership,
    (ii) 551,000 shares held by Mr. Silverstein, (iii) 7,000 shares held in Mr. Silverstein's profit sharing account, and (iv) 210,000 shares held by Mr. Silverstein's wife. Does not include (i) 2,841,850 shares beneficially owned by Ezra Dabah, Mr. Silverstein's son-in-law, (ii) 37,600 shares beneficially owned by Mrs. Dabah, Mr. Silverstein's daughter, (iii) 112,500 shares held in trust for Mrs. Dabah, (iv) 800 shares owned by Mr. Silverstein's granddaughter, (v) 79,728 shares issuable to Mr. Dabah upon exercise of outstanding stock options exercisable within 60 days of April 1, 2001, (vi) 79,520 shares owned by Ms. Miner, Mr. Silverstein's daughter, (vii) 112,500 shares held in trust for Ms. Miner, (viii) 4,000 shares held by Ms. Miner's husband, and (ix) 36,280 shares issuable to Ms. Miner upon exercise of outstanding stock options exercisable within 60 days of April 1, 2001.

(9) Does not include 15,000 shares subject to options not yet vested.

(10) Includes (i) 59,760 shares held by Ms. Timbanard and (ii) 2,400 shares issuable upon exercise of outstanding stock options exercisable within 60 days of April 1, 2001. Does not include 19,600 shares subject to options not yet vested.

(11) Includes (i) 85,640 shares held by Mr. Ciampi and (ii) 15,000 shares issuable upon exercise of outstanding stock options exercisable within 60 days of April 1, 2001. Does not include 70,000 shares subject to options not yet vested.

(12) Includes (i) 79,520 shares held by Ms. Miner, (ii) 112,500 shares held in trust for Ms. Miner, (iii) 4,000 shares held by Ms. Miner's husband, as to which Ms. Miner disclaims beneficial ownership, and (iv) 36,280 shares issuable upon exercise of outstanding stock options exercisable within 60 days of April 1, 2001. Does not include 27,600 shares subject to options not yet vested.

(13) Includes (i) 18,000 shares held by Mr. Rose and (ii) 86,600 shares issuable upon exercise of outstanding stock options exercisable within 60 days of April 1, 2001. Does not include 36,800 shares subject to options not yet vested.

(14) Reflects shares issuable upon exercise of stock options exercisable within 60 days of April 1, 2001.

As of April 1, 2001, Ezra Dabah and certain members of his family beneficially own 8,428,658 shares of the Company's Common Stock, constituting approximately 32.0% of the outstanding Common Stock. The SK Funds own 6,704,053 shares or approximately 25.6% of the outstanding Common Stock. Pursuant to the Amended Stockholders Agreement described below, Ezra Dabah, the SK

Funds and certain other stockholders, who own in the aggregate a majority of the outstanding Common Stock, have agreed to vote for the election of two nominees of the SK Funds and three nominees of Ezra Dabah to the Company's Board of Directors. As a result, the SK Funds and Ezra Dabah are able to control the election of the Company's directors. In addition, if the SK Funds and Mr. Dabah were to vote together, they would be able to determine the outcome of any matter submitted to a vote of the Company's stockholders for approval.

STOCKHOLDERS AGREEMENT

The Children's Place and certain of its stockholders, who currently own in the aggregate a majority of the Common Stock, are parties to a Stockholders Agreement (the "Stockholders Agreement"). The Stockholders Agreement places certain limitations upon the transfer in privately negotiated transactions of shares of Common Stock beneficially owned by Ezra Dabah and the SK Funds. In addition, the Stockholders Agreement provides that (i) so long as Ezra Dabah, together with members of his family, beneficially owns shares representing at least 25% of the shares of Common Stock owned by such parties on the date of the Stockholders Agreement, the stockholders party to the Stockholders Agreement will be obligated to vote all shares as to which they have voting rights in a manner such that the Board will at all times include three directors nominated by Ezra Dabah and (ii) so long as the SK Funds beneficially own shares representing at least 25% of the shares of Common Stock owned by such parties on the date of the Stockholders Agreement, the stockholders party to the Stockholders Agreement will be obligated to vote all shares as to which they have voting rights in a manner such that the Board will at all times include two directors nominated by the SK Funds. Should the number of directors comprising the Board of Directors be increased, nominees for the remaining director positions will be designated by the Company's Board of Directors. Pursuant to the Stockholders Agreement, Ezra Dabah and Stanley Silverstein were designated as director nominees by Mr. Dabah and were elected to the Board, and John Megrue and David J. Oddi were designated as director nominees by the SK Funds and were elected to the Board.

The Stockholders Agreement provides that the Company will not, without the affirmative vote of at least one director nominated by the SK Funds, engage in specified types of transactions with certain of its affiliates (not including the SK Funds), take action to amend its Bylaws or Certificate of Incorporation or increase or decrease the size of the entire Board of Directors. The Stockholders Agreement also provides that certain specified types of corporate transactions and major corporate actions will require the approval of at least two-thirds of the members of the Board of Directors.

Under the terms of the Stockholders Agreement, the rights of any party thereunder will terminate at the time that such party's Common Stock constitutes less than 25% of the shares of Common Stock owned by such party on the date of the Stockholders Agreement. All the provisions of the Stockholders Agreement will terminate when no party to the Stockholders Agreement beneficially owns shares representing at least 25% of the outstanding Common Stock owned by such party on the date of the Stockholders Agreement.

EXECUTIVE COMPENSATION

SUMMARY OF EXECUTIVE COMPENSATION

The following table summarizes the compensation for fiscal 2000, fiscal 1999 and fiscal 1998 for the Company's Chief Executive Officer and each of its most highly compensated executive officers:

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                                     ANNUAL           COMPENSATION
                                                                COMPENSATION (1)      ------------
                                                              ---------------------                      ALL OTHER
                                                                                       SECURITIES       COMPENSATION
                                                    FISCAL     SALARY       BONUS      UNDERLYING       ------------
NAME AND PRINCIPAL POSITION                          YEAR        ($)         ($)      OPTIONS (#)           ($)
---------------------------                        --------   ---------   ---------   ------------      ------------
Ezra Dabah.......................................    2000     $645,371    $312,500             0          $ 24,250(2)
  Chairman of the Board and Chief Executive          1999      556,721     287,500             0            24,000(2)
  Officer                                            1998      538,850     551,500             0            24,000(2)

Clark Hinkley (3)................................    2000      446,346     136,500             0           469,250(5)
  Executive Vice President, Merchandising            1999      418,833     129,000        25,000(4)          4,000(6)
                                                     1998      406,233     240,000       200,000(4)          4,000(6)

Diane M. Timbanard (7)...........................    2000      300,765      73,750        10,000(8)          4,250(6)
  Vice President, General Merchandise Manager        1999      270,379      70,000        12,000(9)          4,000(6)
                                                     1998      253,075     131,250        25,000(10)         4,000(6)

Michael J. Zahn (11).............................    2000      273,077      68,750        12,000(12)       100,000(13)
  Vice President, General Merchandise Manager        1999      263,141      41,667        15,000(12)             0
                                                     1998       84,615      41,667        50,000(12)             0

Mario A. Ciampi (14).............................    2000      272,783      90,000        40,000(15)         4,250(6)
  Senior Vice President, Store Development And       1999      203,463     105,000        20,000(9)          4,000(6)
  Logistics                                          1998      183,077      96,250        15,000(16)         4,000(6)

Nina L. Miner (17)...............................    2000      252,761      62,816        12,000(8)          3,662(6)
  Vice President, Design and Trend Development       1999      219,029     117,832        12,000(9)          4,000(6)
                                                     1998      210,751     112,476        10,000(16)         3,929(6)

Mark L. Rose.....................................    2000      242,011      58,250        22,000(18)         4,250(6)
  Vice President, Manufacturing                      1999      208,111      53,750        12,000(9)          4,000(6)
                                                     1998      195,768     101,250        10,000(16)         4,000(6)

------------------------

(1) For fiscal 2000 and fiscal 1999, bonuses were earned and paid in the respective fiscal year. Fiscal 1998 includes bonuses earned in such fiscal year, portions of which were paid in the following fiscal year. Other annual compensation did not exceed

    $50,000 or 10% of the total salary and bonus for any of the named executive officers.

(2) Reflects the value of (i) insurance premiums of $20,000 paid by the Company with respect to life insurance for the benefit of Mr. Dabah, and
    (ii) Company matching contributions of $4,250, $4,000 and $4,000, respectively in fiscal 2000, fiscal 1999 and fiscal 1998 under The Children's Place 401(k) Savings and Investment Plan.

(3) Mr. Hinkley resigned from The Company effective January 4, 2001. On
    January 4, 2001, the Company and Mr. Hinkley entered into a severance agreement and release memorializing Mr. Hinkley's resignation from the Company. In accordance with the agreement, Mr. Hinkley is entitled to receive (i) $465,000 less legally required payroll deductions and deductions for health insurance in twelve monthly installments and (ii) health insurance coverage until December 31, 2001. Mr. Hinkley waived any claim to unvested options and any other compensation or bonus. The agreement also provided, among other things, that Mr. Hinkley would not engage or be engaged in a competing business for a period of two years following termination of employment.

(4) In accordance with Mr. Hinkley's severance agreement, Mr. Hinkley waived any claim to 20,000 options that were scheduled to vest from his 1999 grant and 80,000 options that were scheduled to vest from his 1998 grant.

(5) Reflects the value of (i) $465,000 accrued by the Company in accordance with Mr. Hinkley's severance agreement and release and (ii) Company matching contributions of $4,250 under The Children's Place 401(k) Savings and Investment Plan.

(6) Amounts shown consist of the Company's matching contributions under The Children's Place 401(k) Savings and Investment Plan.

(7) On or about April 15, 2000, the Company made a $400,000 loan to Ms. Timbanard. The loan bore interest at the prime rate quoted by Chase Manhattan Bank and was secured by Ms. Timbanard's principal residence. This loan and accrued interest was repaid by Ms. Timbanard in September, 2000.

(8) Each of the options granted becomes exercisable at the rate of 20% on or after September 18, 2001 and 20% on or after the first, second, third and fourth anniversaries of September 18, 2001.

(9) Each of the options granted becomes exercisable at the rate of 20% on or after September 18, 2000 and 20% on or after the first, second, third and fourth anniversaries of September 18, 2000.

(10) Ms. Timbanard's 1998 option grant became exercisable at the rate of 15,000 shares on or after November 1, 1998 with an additional 5,000 shares exercisable on or after June 28, 1999 and the remaining 5,000 shares exercisable on or after June 28, 2000.

(11) Mr. Zahn resigned from the Company effective January 4, 2001. On
    January 4, 2001, the Company and Mr. Zahn entered into a severance agreement and release memorializing Mr. Zahn's resignation from the Company. In accordance with the agreement, Mr. Zahn is entitled to receive (i) $100,000 less legally required payroll deductions and deductions for health insurance in four monthly installments and (ii) health insurance coverage until April 30, 2001. Mr. Zahn waived any claim to unvested options and any other compensation or bonus.

(12) In accordance with Mr. Zahn's severance agreement, Mr. Zahn forfeited any claim to the 12,000 options from his 2000 grant, 12,000 options that were scheduled to vest from his 1999 grant and 30,000 options that were scheduled to vest from his 1998 grant.

(13) Reflects the value of $100,000 accrued by the Company in accordance with Mr. Zahn's severance agreement and release.

(14) On or about April 15, 2000, the Company made a $250,000 loan to Mr. Ciampi. The loan bore interest at the prime rate quoted by Chase Manhattan Bank and was secured by Mr. Ciampi's principal residence. This loan and accrued interest was repaid by Mr. Ciampi in September, 2000.

(15) Of the options granted in fiscal 2000, (i) 25,000 options granted become exercisable at the rate of 20% on or after July 31, 2001 and 20% on or after the first, second, third and fourth anniversaries of July 31, 2001, and
    (ii) 15,000 options granted become exercisable at the rate of 20% on or after September 18, 2001 and 20% on or after the first, second, third and fourth anniversaries of September 18, 2001.

(16) Each of the options granted becomes exercisable at the rate of 20% on or after September 18, 1999 and 20% on or after the first, second, third and fourth anniversaries of September 18, 1999.

(17) On or about April 15, 2000, the Company made a $500,000 loan to Ms. Miner. This loan matures on April 15, 2002, bears interest at the prime rate quoted by Chase Manhattan Bank and is secured by Ms. Miner's principal residence. As of February 3, 2001, the principal balance and accrued interest remaining on this loan was approximately $503,000.

(18) Of the options granted in fiscal 2000, (i) 4,000 options granted become exercisable at the rate of 20% on or after September 18, 2000 and 20% on or after the first, second, third and fourth anniversaries of September 18, 2000, and (ii) 18,000 options granted become exercisable at the rate of 20% on or after September 18, 2001 and 20% on or after the first, second, third and fourth anniversaries of September 18, 2001.

STOCK OPTIONS

The following table sets forth certain information concerning options granted during fiscal 2000 to Diane Timbanard, Mario Ciampi, Nina Miner and Mark Rose. In conjunction with his severance agreement, Michael Zahn waived any claim to unvested options granted in fiscal 2000. No options were granted during fiscal 2000 to the other executive officers named in the Summary Compensation Table.

                      OPTIONS GRANTED IN LAST FISCAL YEAR

                                                                                                       POTENTIAL REALIZABLE
                                                                                                         VALUE AT ASSUMED
                                                                                                       ANNUAL RATES OF STOCK
                                                                                                      PRICE APPRECIATION FOR
                                        NUMBER OF SECURITIES   % OF TOTAL                                 OPTION TERM (5)
                                             UNDERLYING        GRANTED IN    EXERCISE    EXPIRATION   -----------------------
NAME                                      OPTIONS GRANTED      FISCAL 2000   PRICE (4)      DATE          5%          10%
----                                    --------------------   -----------   ---------   ----------   ----------   ----------
Diane M. Timbanard....................        10,000(1)          1.81%        $19.03      11/07/10     $119,699     $303,229
Mario A. Ciampi.......................        25,000(2)          4.53%        20.313       7/10/10      319,361      809,323
Mario A. Ciampi.......................        15,000(1)          2.72%         19.03      11/07/10      179,549      454,982
Nina L. Miner.........................        12,000(1)          2.17%         19.03      11/07/10      143,639      363,986
Mark L. Rose..........................         4,000(3)          0.72%        22.094       4/27/10       55,579      140,847
Mark L. Rose..........................        18,000(1)          3.26%         19.03      11/07/10      215,458      545,979

------------------------

(1) This option grant becomes exercisable at the rate of 20% on or after September 18, 2001 and 20% on or after each of the first, second, third and fourth anniversaries of September 18, 2001.

(2) This option grant becomes exercisable at the rate of 20% on or after July 31, 2001 and 20% on or after each of the first, second, third and fourth anniversaries of July 31, 2001.

(3) This option becomes exercisable at the rate of 20% on or after September 18, 2000 and 20% on or after each of the first, second, third and fourth anniversaries of September 18, 2000.

(4) The exercise price was fixed at the date of the grant and was equal to the fair market value per share of Common Stock on such date in accordance with the 1997 Stock Option Plan.

(5) In accordance with the rules of the Securities and Exchange Commission, the amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date and do not reflect the Company's estimates or projections of future Common Stock prices. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock, the option holders' continued employment though the option period, and the date on which the options are exercised.

The following table sets forth certain information with respect to stock options exercised by the named executive officers during fiscal 2000, including the aggregate value of gains on the date of the exercise. In addition, the table sets forth the number of shares covered by stock options as of fiscal year end, and the value of "in-the-money" stock options, which represents the positive spread between the exercise price of a stock option and the market price of the shares subject to such option at fiscal year end. None of the named executives hold stock appreciation rights (SARs).

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                          NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                 SHARES                  UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                                ACQUIRED                   OPTIONS AT 2/03/01              AT 2/03/01 (1)
                                                   ON        VALUE     ---------------------------   ---------------------------
NAME                                            EXERCISE    REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                           ----------   --------   -----------   -------------   -----------   -------------
Ezra Dabah...................................         0     $     0      79,728         19,932        $ 750,480      $187,620
Clark Hinkley................................    83,496     937,925      14,500              0          210,632             0
Diane M. Timbanard...........................    44,920     996,939       2,400         19,600           21,301       143,035
Michael J. Zahn..............................     8,000     122,750       7,000              0           26,626             0
Mario A. Ciampi..............................    39,888     528,614      15,000         70,000          179,945       530,898
Nina L. Miner................................         0           0      36,280         27,600          742,977       244,979
Mark L. Rose.................................    10,000     224,793      86,600         36,800        1,841,327       288,378

------------------------

(1) The market price of the Company's stock at the close of business on February 2, 2001 was $24.813.

EMPLOYMENT AGREEMENT--EZRA DABAH

Mr. Dabah's employment agreement (the "Dabah Agreement") provides that he will serve as Chairman and Chief Executive Officer of the Company from June 27, 1996 for successive three year periods, subject to termination in accordance with the termination provisions of the Dabah Agreement. Mr. Dabah's current salary is $680,000, subject to annual review. Mr. Dabah is also entitled to receive a semi-annual bonus in an amount equal to the product of (x) 50% of his semi-annual base salary multiplied by (y) a pre-determined bonus percentage fixed by the Board of Directors for any stated six-month period of not less than 20% nor more than 200%, based on the Company's performance during such six-month period. The Dabah Agreement also provides for certain insurance and other benefits to be maintained and paid by the Company.

The Dabah Agreement provides that if Mr. Dabah's employment is terminated by the Company without cause or for disability, or by Mr. Dabah for good reason or following a change in control (as each such term is defined in the Dabah Agreement), the Company will be required to pay Mr. Dabah three times his base salary then in effect, which amount will be payable within 30 days following his termination. Mr. Dabah also will be entitled to receive any accrued but unpaid bonus compensation and all outstanding stock options under the Company's stock option plans will immediately vest. If Mr. Dabah's employment is terminated for any of the above reasons, the Company also will be required, with certain exceptions, to continue to maintain life insurance, medical benefits and other benefits for Mr. Dabah for three years. The Dabah Agreement also provides that Mr. Dabah will not, with certain exceptions, engage or be engaged in a competing business for a period of five years following termination of his employment.

OTHER EMPLOYMENT AGREEMENTS

The Company has also entered into employment agreements with certain of its other executive officers which provide for the payment of severance equal to the officer's salary for a period of six to nine months following any termination without cause.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's executive officers and directors and persons who own more than 10% of the Company's common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the Nasdaq Stock Market. Officers, Directors and greater than ten-percent stockholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all such reports they file.

Based solely on a review of the copies of such reports furnished to the Company, or written representations that no Form 5 was required, the Company believes that all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with through April 1, 2001, except Mr. Rose reported late on a Form 4 one transaction involving the sale of Common Stock in an open market transaction in July 2000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Members of the Compensation Committee for the fiscal year ended February 3, 2001 were Mr. Dabah, Mr. Megrue and Ms. Kasaks. Mr. Dabah is the Chief Executive Officer and Chairman of the Board of Directors of the Company, and has entered into certain related transactions with the Company as disclosed below.
Mr. Megrue is a general partner of SKM Partners, L.P., which serves as the general partner of SKM, which has entered into an advisory agreement with the Company, as disclosed below.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SKM FINANCIAL ADVISORY SERVICES

In 1996, the Company entered into a management agreement with SKM which provides for the payment of an annual fee of $150,000, payable quarterly in advance, in exchange for certain financial advisory services. This management agreement remains in effect until SKM or any of its affiliates' total ownership of the Company's Common Stock is less than 10% on a fully diluted basis. Pursuant to the management agreement, the Company incurred fees and expenses of approximately $150,000, $151,000 and $151,000 during fiscal 2000, fiscal 1999 and fiscal 1998, respectively.

STOCKHOLDERS AGREEMENT

The Company's stockholders agreement is described above.

MERCHANDISE FOR RE-SALE

During fiscal 1998, the Company purchased approximately $290,000 in bath products from HBA Technologies, LLC. Haim Dabah, Ezra Dabah's brother, is the majority owner of HBA Technologies, LLC.

During fiscal 1999, the Company purchased approximately $565,000 in footwear from Nina Footwear Corporation. Stanley Silverstein, a member of the Company's Board of Directors and Ezra Dabah's father-in-law, owns Nina Footwear Corporation with his brother.

LOANS TO EXECUTIVE OFFICERS

In addition to the loans made to Ms. Timbanard, Mr. Ciampi and Ms. Miner, as described above, on or about April 15, 2000, the Company made loans to four other officers in amounts ranging from $200,000 to $300,000. The aggregate amount of these loans, including Ms. Timbanard, Mr. Ciampi and Ms. Miner totaled $2.2 million. The loans bore interest at the prime rate as quoted by Chase Manhattan Bank. The loans were secured by the principal residences of these executive officers. Several of these loans were repaid in September, 2000, and others were repaid on maturity on April 15, 2001, except that the Company extended the loan to Ms. Miner to April 15, 2002. As of April 30, 2001,
Ms. Miner's loan had a balance and accrued interest outstanding totaling approximately $513,000.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

COMPENSATION POLICY

The Company's employee compensation policy in general is to offer a package including a competitive salary, an incentive bonus based upon performance goals, competitive benefits including a participatory 401(k) Savings and Investment Plan, and an efficient workplace environment. The Company also encourages broad-based employee ownership of the Company's Common Stock and by granting stock options to employees at many levels within the Company and through the Employee Stock Purchase Plan.

The Compensation Committee of the Board of Directors reviews and approves individual officer salaries, bonus plan and financial performance goals, and stock option grants. The Compensation Committee also reviews guidelines for compensation, bonus, and stock option grants for non-officer employees.

Key personnel of the Company are paid salaries in line with their responsibilities. These salaries are structured to be competitive with salaries paid by a peer group consisting of similar companies in the retail apparel industry. Executives participate in the Company's Management Incentive Program, which offers cash incentives based on the Company's performance. Under the Company's 1996 and 1997 Stock Option Plans, and at the discretion of the Board of Directors, the Company also grants executive officers stock options. The Company's performance and return on equity are of vital importance to the executive officers due to these equity holdings and cash incentives. Salaries for executive officers are adjusted based on individual job performance and the Company's performance and, in certain cases, changes in the individual's responsibilities.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

The Compensation Committee reviews and approves the compensation of Ezra Dabah, the Company's Chief Executive Officer. Pursuant to Mr. Dabah's Employment Agreement and based on the Company's performance in the preceding fiscal year, Mr. Dabah's base salary for the fiscal year ended February 3, 2001 was $645,371, an increase of 15.9% from the prior year. In addition, Mr. Dabah is entitled to receive a bonus based on the Company's earnings. Mr. Dabah's performance bonus for the fiscal year ended February 3, 2001 was $312,500.

DEDUCTIBILITY OF COMPENSATION

Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million paid to executive officers. The Compensation Committee believes that the Company will be able to continue to manage its executive compensation program to preserve federal income tax deductions.

                                           Submitted by the Compensation
                                           Committee
                                           Ezra Dabah    John F. Megrue    Sally
                                           Frame Kasaks

PERFORMANCE GRAPH

The following graph compares the cumulative stockholder return on the Company's common stock with the return on the Total Return Index for the Nasdaq Stock Market (US) and the Nasdaq Retail Trade Stocks. The graph assumes that $100 was invested on the date of the Company's initial public offering, September 18, 1997.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                    THE CHILDREN'S PLACE - "PLCE"             NASDAQ   RETAIL
9/18/97                                                  100      100     100
1/30/98                                               52.236   97.207  96.959
1/29/99                                              202.679  152.136  118.32
1/28/00                                               94.864  234.739   94.82
2/2/01                                               177.236   159.73  72.868

ITEM 2: RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors of the Company has selected the accounting firm of Arthur Andersen LLP as independent public accountants of the Company for the fiscal year ending February 2, 2002. Arthur Andersen LLP has served as the Company's independent public accountants since 1994. A representative of Arthur Andersen LLP is expected to be present at the meeting with the opportunity to make a statement if such representative so desires and to respond to appropriate questions.

AUDIT FEES

The total amount of fees billed for professional audit services rendered by Arthur Andersen LLP for services performed relating to the fiscal year ended February 3, 2001 was approximately $272,000. Such fees include services performed for the audit of the Company's consolidated financial statements and reviews of interim financial information included in the Company's Form 10-K and Forms 10-Q.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

There were no services rendered by Arthur Andersen LLP relating to financial information systems design and implementation services for the fiscal year ended February 3, 2001.

ALL OTHER FEES

The total amount of fees billed for services rendered by Arthur Andersen LLP, other than for audit services and financial information systems design and implementation services, for the fiscal year ended February 3, 2001 was approximately $211,000. The Audit Committee has considered whether the provision of these services is compatible with maintaining the independence of Arthur Andersen LLP.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR APPROVAL OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.

ITEM 3: OTHER MATTERS

At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is that hereinabove set forth. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their judgment.

STOCKHOLDER PROPOSALS: 2002 ANNUAL MEETING

Proposals of stockholders intended to be presented at the Company's 2002 Annual Meeting of Stockholders must be received by the Company on or prior to December 31, 2001, to be eligible for inclusion in the Company's Proxy Statement and form of proxy to be used in connection with the 2002 Annual Meeting.

                                     By order of the Board of Directors,
                                     Steven Balasiano
                                     Secretary

Secaucus, New Jersey
June 4, 2001

                                  EXHIBIT "A"

                            AUDIT COMMITTEE CHARTER

The Audit Committee (the "Committee") shall aid the Company's Board of Directors in undertaking and fulfilling its responsibilities for conservative, credible and accurate financial reporting to the public, shall provide support for management's efforts to enhance the quality of the Company's controls and shall work to provide appropriate avenues of communication between the Board of Directors and the Company's independent public accountants and internal auditors.

COMPOSITION AND TERM. The Committee shall be a committee of the Board and shall consist of not less than two directors.

Committee members must be "independent directors" of the Company. Members of the Committee will be considered "independent" if they have no relationship to the Company that may interfere with the exercise of their judgment independent of management and the Company and would otherwise qualify as "independent directors" under the rules of the National Association of Securities Dealers. In addition, each Committee member must be "financially literate" or must achieve this status through training within six months of being appointed to the Committee. (For these purposes, "financial literacy" is the ability to read and understand fundamental financial statements, including the balance sheet, income statement and cash flow statement).

The Committee members shall be selected by the Chairman of the Board and shall serve for a term of one year. Committee members may serve successive one-year terms without limitation. The Chairperson of the Committee shall be designated by the Chairman of the Board. The Chairperson must have academic training in accounting or current or past experience in a senior financial position. The Chairperson can serve successive terms in this capacity without limitation.

ADMINISTRATIVE MATTERS. THE COMMITTEE SHALL MEET AT SUCH TIMES AND FROM TIME-TO-TIME AS IT DEEMS TO BE APPROPRIATE, BUT NOT LESS THAN TWO TIMES EACH YEAR. THE COMMITTEE SHALL REPORT TO THE FULL BOARD OF DIRECTORS AT THE FIRST BOARD MEETING FOLLOWING EACH SUCH COMMITTEE MEETING.

The Company's independent public accountants and internal auditors shall attend at least two of the Committee's meetings each year. The Committee may request members of management or others to attend meetings and provide pertinent information as necessary. The Committee shall provide management, the independent public accountants and internal auditors with appropriate opportunities to meet privately with the Committee.

DUTIES AND RESPONSIBILITIES.  THE DUTIES OF THE COMMITTEE SHALL INCLUDE THE
FOLLOWING:

    - MAKE RECOMMENDATIONS TO THE BOARD OF DIRECTORS AS TO:

       The selection of the firm of independent public accountants to examine the books and accounts of the Company and its subsidiaries for each fiscal year (including a review of the independence of the independent public accountants);

       The proposed arrangement for the independent public accountants for each fiscal year, including their risk assessment process in establishing the scope of the examination, the proposed fees and the reports to be rendered; and

       The advisability of having the independent public accountants make specified studies and reports as to auditing matters, accounting procedures, tax or other matters;

    - Review the results of the quarterly reviews and the year-end audit of the Company, including:

       The audit report, the published financial statements, the management representation letter, any report on accounting procedures and internal controls prepared by the Company's independent public accountants, any other pertinent reports and management's responses thereto;

       Any material accounting issues among management, the Company's internal audit staff and the independent public accountants; and

       Other matters required to be communicated to the Committee under generally accepted auditing standards, as amended, by the independent public accountants.

With respect to interim financial information, the Committee's chairman will discuss with management and the independent public accountants the quarterly review results and required communications prior to any interim filings with the SEC;

    - Review with management and the independent public accountants such accounting policies (and changes therein) of the Company, including any financial reporting issues which could have a material impact on the Company's financial statements as are deemed appropriate for review by the Committee prior to any interim or year-end filings with the SEC or other regulators;

    - Review the coordination between the independent public accountants and internal auditors and review the risk assessment process, scopes and procedures of the Company's internal audit work and whether such risk assessment process, scopes and procedures are adequate to attain the internal audit objectives, as determined by the Company's management and approved by the Committee; review the significant findings of the internal auditors for each fiscal year; review the quality and composition of the Company's internal audit staff; and review and approve the internal audit charter on a periodic basis;

    - Review the Company's policies and procedures with respect to officers' travel and entertainment expenses and consider the results and recommendations of any audit work in these areas performed by the independent public accountants and internal auditors;

    - Meet annually with the Company's general counsel, and outside counsel when appropriate, to review legal and regulatory matters, if any, that may have a material impact on the financial statements; and

    - Make a periodic self-assessment of the Committee, including a review of the charter, using assessment tools available through third parties or developed internally.

The Committee shall also undertake such additional activities within the scope of its primary function as the Committee may from time-to-time determine. The Committee may retain independent counsel, accountants or others to assist it in the conduct of any investigation.

REPORTING TO STOCKHOLDERS. The Company's annual proxy statement shall include a report of the Audit Committee (1) confirming that the Company has a formal, documented Audit Committee Charter setting forth the Committee" duties,
(2) stating whether the Committee satisfied its obligations under the Charter during the previous year, and (3) covering all other matters required by Rules of the Securities and Exchange Commission. The proxy statement shall include the full text of the Charter at least once every three years and after any significant modification is approved by the Board of Directors.

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!


                        ANNUAL MEETING OF STOCKHOLDERS
                    THE CHILDREN'S PLACE RETAIL STORES, INC.


                                 JULY 10, 2001


                 Please Detach and Mail in the Envelope Provided
--------------------------------------------------------------------------------

     PLEASE MARK YOUR
/X/  VOTES AS IN THIS
     EXAMPLE

                                    VOTE FOR the
                              nominees listed at right          VOTE
                                (except as marked to          WITHHELD
                                the contrary below)       from the nominees

1.   Election of Directors.            / /                      / /


(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR NOMINEE,
WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)


--------------------------------------------------------

Nominees:  Stanley Silverstein
           David J. Oddi



                                                      FOR    ABSTAIN    AGAINST
2.  To ratify the selection of Arthur Andersen
    LLP to serve as the Company's Independent         / /      / /        / /
    public accountants for the fiscal year ending
    February 2, 2002.


    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL DIRECTOR NOMINEES LISTED IN PROPOSAL
(1) ABOVE AND "FOR" PROPOSAL (2).

    The undersigned hereby acknowledges receipt of the (i) Notice of Annual Meeting and Proxy Statement and (ii) the Company's 2000 Annual Report.

PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED. NO POSTAGE NECESSARY IF MAILED IN THE UNITED STATES.


SIGNATURE_________________ DATE________ SIGNATURE_________________ DATE________

NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, give the full title. If a corporation, sign in full corporate name by President or other authorized officer. If a partnership, sign in partnership name by authorized persons.